Exhibit 99.1

Superior Essex Inc. Reports First Quarter 2007 Results

ATLANTA, May 3 /PRNewswire-FirstCall/ -- Superior Essex Inc.

(Nasdaq: SPSX), one of the largest wire and cable manufacturers in the world, today reported its first quarter 2007 financial results. For the quarter, Superior Essex reported revenues of $696 million and earnings of $0.45 per diluted share. These results compare to revenues of $652 million and earnings of $0.76 per diluted share for the first quarter of 2006. Adjusted earnings per diluted share* totaled $0.46 for the first quarter of 2007 as compared to adjusted earnings per diluted share of $0.54 reported for the first quarter of 2006.

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Adjusted EBITDA* for the first quarter of 2007 increased 5% to $33.7 million, while copper-adjusted Core Business revenues* declined 6% for the first quarter of 2007 vs. the prior year quarter. The decline in Core Business revenues was attributable to weakness in the North American housing sector, along with the absence in the current quarter of hurricane restoration activity that was experienced in the prior year quarter. In the European segment, first quarter 2007 revenues were negatively impacted by a planned rationalization of lower margin customer accounts but positively impacted by favorable exchange rate conversion.

"Overall, our first quarter 2007 performance was generally in-line with our earlier expectations, as we anticipated some revenue weakness in our North American businesses due to a slowdown in residential construction, which directly impacts both our North American Magnet Wire and Distribution and our Communications Cable business segments," said Stephen M. Carter, chief executive officer of Superior Essex.

"In terms of profitability, we did incur start-up losses in China and the anticipated transitional loss from unrecovered copper costs in our Communications Cable business segment. Together, these two items totaled approximately $0.17 per share and resulted in the year-over-year decline in first quarter 2007 adjusted EPS. Excluding these items, we generated positive adjusted net earnings per share growth for the first quarter of 2007 and an adjusted EBITDA increase of approximately 20%," continued Carter. "In terms of our business segments, we were pleased with the profit margins generated in Communications Cable in the first quarter, as we continued the trend of substantial margin growth that began in 2006. Also, our European magnet wire operations posted excellent results with an 84% year-over-year increase in adjusted EBITDA."

Consolidated First Quarter 2007 Financial Results

The following are highlights of operating results for the three months ended March 31 (dollars in millions, except earnings per share):

	3 months ended 3/31

	2007	2006
Total revenues	$696	$652
Core Business revenues	$623	$559
Adjusted EBITDA	$33.7	$32.0
Net income	$9.2	$13.1
Earnings per diluted share	$0.45	$0.76
Adjusted earnings per diluted share	$0.46	$0.54

-- The adjusted EPS decline of 15% for the first quarter of 2007 included an approximate $4.0 million (pretax), or $0.12 per diluted share (after tax), negative impact due to transitional losses from copper cost recovery in the Communications Cable business segment and $1.2 million, or $0.05 per diluted share (after tax), of start-up losses in the Company's Suzhou, China operations.

Business Segment Operating Results

The following are financial highlights by business segment for the three months ended March 31 (dollars in millions):

Communications Cable

	3 months ended 3/31

	2007	2006
Revenues	$216	$187
Revenue decline (copper-adjusted)	(6)%
Adjusted EBITDA	$21.9	$21.5

The Communications Cable business segment reported a decline in copper-adjusted revenues of 6% for the first quarter of 2007 as compared to the prior year first quarter. The absence of hurricane restoration demand in 2007 (first quarter 2006 hurricane restoration revenues approximated $10 million) and the significant slowdown in residential construction negatively impacted revenues in the OSP cable product line. Partially offsetting the OSP cable revenue decline was a 29% copper-adjusted increase in revenues from the premises product line. This represented a strong rebound in market demand from the fourth quarter of 2006 and reflected gains in market share and pricing as compared to the first quarter of 2006.

Adjusted EBITDA for the first quarter of 2007 increased as compared to the prior year first quarter, despite the 6% decline in copper-adjusted revenues and the $4.0 million negative impact from copper cost recovery. Excluding the negative copper impact, adjusted EBITDA expanded 20% year-over-year due entirely to improved product margins. Margin growth included product mix improvements (including increased revenues from higher margin premises product sales), benefits from manufacturing cost reductions, and more favorable pricing.

North American Magnet Wire and Distribution (1)

	3 months ended 3/31

	2007	2006
Revenues	$247	$234
Revenue decline (copper-adjusted)	(9)%
Adjusted EBITDA	$10.8	$11.8

(1) The North American Magnet Wire and Distribution business segment includes results from the Company's Suzhou, China magnet wire operations, which are currently in the start-up phase.

Revenues in the North American Magnet Wire and Distribution business segment declined by 9% on a copper-adjusted basis in the first quarter of 2007 compared to the prior year first quarter. The revenue decline was concentrated with the Company's top OEM customers and was principally attributable to weakness in the HVAC, heavy appliance, and other markets that are tied to residential construction.

Adjusted EBITDA for the North American Magnet Wire and Distribution business segment declined by $1.0 million in the first quarter of 2007 as compared to the first quarter of 2006. A majority of the reduction was associated with start-up losses incurred in its China operations.

European Magnet Wire and Distribution (Essex Nexans)

	3 months ended 3/31

	2007	2006
Revenues	$160	$139
Revenue growth (copper-adjusted)	2%
Adjusted EBITDA	$6.0	$3.2

Revenues from the European Magnet Wire and Distribution business segment increased 2% on a copper-adjusted basis in the first quarter of 2007 as compared to the prior year first quarter. Excluding the positive impact of currency exchange rates, copper-adjusted revenues in this segment declined approximately 6% year-over-year. The currency/copper-adjusted revenue decline was attributable to a planned rationalization in 2007 of certain customer accounts with substandard pricing levels. Otherwise, the European operations benefited from favorable conditions in its principal end markets: energy, industrial and automotive.

Adjusted EBITDA in the first quarter of 2007 increased $2.8 million or 84% over the prior year first quarter. These gains included the full realization of acquisition integration benefits and improved customer/product mix.

Copper Rod

The Copper Rod business segment reported revenues of $72 million for the first quarter of 2007, compared to $93 million for the first quarter of 2006. On a copper-adjusted basis, Copper Rod revenues declined 34% as compared to the prior year first quarter. Revenues in this segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally breakeven. In 2007, the Company began the process of reducing its total copper rod production output, which resulted in a planned reduction in third-party sales of copper rod and a reduction in the overall working capital investment required for these operations.

Debt, Capital Structure and Liquidity

The Company reported total debt at March 31, 2007, of $307 million, and net debt (debt net of cash and cash equivalents) of approximately $228 million. For the first quarter of 2007, net debt declined by approximately $43 million, which included the benefits of positive operating cash flow, together with reductions in net working capital accounts. Total cash and credit availability at quarter end approximated $300 million.

Stephen Carter's CEO Comments

"In the first quarter of 2007, we definitely felt the impact of the weakness in the U.S. economy as the reduction in residential construction and the softness in the manufacturing sector impacted demand in both our North America Magnet Wire and our Communications Cable business segments."

"In terms of profitability, we were quite pleased on an overall basis with our results. This is especially true when considering the level of North American revenue decline, the charges we incurred for start-up costs in China, and the transitional copper losses in our Communications Cable business segment."

"In European Magnet Wire, we continued to experience margin expansion as we realized the full benefit of synergies from our October 2005 acquisition from Nexans. We have also supplemented our margin performance in Europe with more selective customer mix."

"In our Communications Cable business segment, margin improvement and overall profitability performance was also impressive. Even after a $4.0 million negative copper flow-through impact, we were still able to expand adjusted EBITDA and adjusted EBITDA margins."

"In our North American Magnet Wire business segment, even excluding the impact of China start-up losses, adjusted EBITDA still declined marginally year-over-year, which was entirely due to the copper-adjusted revenue reduction. On a copper-adjusted basis, we did experience some year-over-year margin contribution improvement, however, we need to make further gains to provide optimal returns."

"As we look toward the second quarter, we expect to see some continuation of the demand softness that was experienced in North America in the first quarter. In Europe, we are expecting continued solid demand trends but will also experience lower revenues due to our focus on more profitable customer accounts. On the positive side, we should generate initial incremental revenues from our recently completed acquisition in Canada, as well as benefits from exchange rate conversion in Europe. Including all of these factors, we expect copper-adjusted Core Business revenues in the second quarter to decline in the range of 1% to 3%, year-over-year."

"Regarding second quarter profitability comparisons, we expect a quarterly sequential increase in adjusted EBITDA and EPS, as we move into our strongest seasonal period of the year. However, in comparing year-over-year results, one must consider the significant copper gains achieved in the prior year second quarter. As was disclosed in the prior year, these copper gains totaled approximately $17 million, or $0.50 per share (after tax and minority interest), a substantial portion of which are not expected to be recurring on a year-over-year basis."

"As we look out to the second half of the year, we anticipate some improvement in the housing sector which should benefit our North American revenues. This, coupled with the impact of the completed Canadian acquisition and the pending China and European magnet wire acquisitions, should result in solid revenue growth rates in the last six months of 2007."

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), May 4, 2007. During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for domestic financial analysts is (800) 374-2356. International financial analysts should dial (706) 634-6384. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through May 10, 2007, by dialing (800) 642-1687. A webcast replay will also be archived for a limited period on the Company's Web site at www.superioressex.com.

* Adjusted earnings per diluted share, adjusted EBITDA, Core Business revenues and copper-adjusted Core Business revenues are non-GAAP financial measures. Please see Financial Measures and Key Operating Metrics for detailed explanations of these terms and the attached tables for reconciliations to the appropriate GAAP measures.

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets. It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information on the Company can be found on its Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

The matters discussed in this news release, including expected results, contain forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends and conditions; fluctuations in the availability and cost of copper and other principal raw materials (including the working capital impact of such fluctuations and our ability to recover such costs) as well as natural gas and freight; changes in spending patterns by the telephone industry; changes in the rate of decline in access lines to homes and businesses; the migration of magnet wire demand to China; intense competition from other manufacturers and from alternative technologies such as fiber optics, wireless and VoIP; losses or gains in sales as customer contracts expire or are renewed or rebid; volume and timing of customer orders; rapid product and technology development; market acceptance of new products and continuing product demand for existing products; significant changes in the amount of our indebtedness; our ability to operate within the framework of our revolving credit facility and senior notes; our ability to complete announced acquisitions, integrate these operations and achieve anticipated benefits; our ability to identify, finance and integrate other acquisitions; our ability to successfully operate and expand our magnet wire facility in China; changes in short-term interest rates and foreign exchange rates; any deterioration in our labor relations; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q, all of which we incorporate by reference herein. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes except as required by federal securities law.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper values on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant value of copper ("copper adjusted revenues") to aid in analyzing period-to-period net sales. Presentation of net sales herein for 2007 and 2006 are adjusted to a $3.00/lb COMEX value (or the equivalent euro/kg LME value for our European operations). In prior year presentations, copper adjusted revenues were previously reflected at $2.00/lb COMEX value. "Copper adjusted increase" in revenues or net sales is calculated after adjusting net sales in both periods to a constant copper value of $3.00/lb COMEX. Sales adjusted for a constant value of copper as used by us may not be comparable to similarly titled measures of other companies.

Core Business Revenues

Core Businesses consist of the Company's Communications Cable business segment, its North American Magnet Wire and Distribution business segment, and its European Magnet Wire and Distribution business segment.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric which we use and which is used by other companies. "EBITDA" as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and certain other non-operating items) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms "Adjusted EBITDA" and "Adjusted earnings per share" (or "Adjusted EPS"). Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax). Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items. These items may not be comparable to a similarly titled measure of another company. Special items are detailed in the financial tables accompanying this release.

Net Debt

The Company uses the term "Net Debt," which is a non-GAAP financial measure. Net debt is defined as total debt outstanding less cash and cash equivalents. Net debt as used by the Company may not be comparable to a similarly titled measure of another company.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and copper-adjusted revenues are useful adjuncts to net income (loss) and other measurements under GAAP. The Company believes these measures are useful in analyzing the underlying operating performance of the Company's business because they provide a measure of the cash-generating nature of the ongoing operations by removing non-cash items which are not directly relevant to the efficiency of operations. Adjusted EBITDA and Adjusted EPS are also used to evaluate performance for certain executive compensation items. We have included a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income or operating income. By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Copper-adjusted revenues has distinct limitations as compared to GAAP net sales. By copper-adjusting net sales, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis. Management compensates for these limitations by using the GAAP results in conjunction with copper-adjusted revenues.

Core Business revenues has distinct limitations as compared to GAAP net sales. By limiting net sales to "Core Businesses," the revenues of the omitted segment, copper rod, may not be apparent. Management compensates for these limitations by using the GAAP results in conjunction with Core Business revenues.

Superior Essex Inc.
Condensed Consolidated Income Statements
Three Months Ended March 31
($ in millions, except share and per share data)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006

Net sales	$695.6	$651.7
Cost of sales	634.4	593.2
Gross profit	61.2	58.5
Selling, general and administrative	35.6	35.6
Restructuring and other charges	0.9	0.8
Operating income	24.7	22.1
Interest expense	(7.6)	(8.1)
Interest income	0.7	0.1
Gain on sale of investment	-	5.8
Other, net	(0.7)	0.1
Income before income taxes, minority
interest and extraordinary gain	17.1	20.0
Income tax expense	(6.9)	(7.7)
Minority interest in earnings of
subsidiary	(1.0)	(0.1)
Extraordinary gain (net of minority
interest)	-	0.9
Net income	$9.2	$13.1

Earnings per common share
Basic	$0.45	$0.78
Diluted	$0.45	$0.76

Shares used for computation (000s)
Basic	20,152	16,760
Diluted	20,455	17,200

Superior Essex Inc.
Condensed Consolidated Balance Sheets
($ in millions)
Unaudited

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$78.9	$53.5
Accounts receivable, net	347.4	335.6
Inventories, net	284.9	289.3
Other current assets	32.8	46.9
Total current assets	744.0	725.3
Property, plant and equipment (net of
accumulated depreciation)	259.0	258.5
Intangible and other long-term
assets, net	42.1	43.0
TOTAL ASSETS	$1,045.1	$1,026.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current
portion of long-term debt	$13.3	$31.4
Accounts payable	182.9	161.1
Accrued expenses	88.2	94.6
Total current liabilities	284.4	287.1
Long-term debt	293.2	292.7
Other long-term liabilities	70.7	59.4
Total liabilities	648.3	639.2
Minority interest in subsidiary	29.9	28.6
Stockholders' equity	366.9	359.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,045.1	$1,026.8

Superior Essex Inc.
Supplemental Financial Information
Three Months Ended March 31
($ in millions)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006
Net sales
Communications Cable	$216.0	$186.6
Magnet Wire and Distribution North
America	246.8	233.5
Magnet Wire and Distribution Europe	160.4	138.6
Copper Rod	72.4	93.0
	$695.6	$651.7

Net sales, copper price adjusted (1)
Communications Cable	$211.9	$226.7
Magnet Wire and Distribution North
America	260.7	287.2
Magnet Wire and Distribution Europe	168.7	165.6
Copper Rod	80.4	122.7
Net sales, copper price adjusted	$721.7	$802.2
Constant cost of copper adjustment	(26.1)	(150.5)
Net sales (GAAP)	$695.6	$651.7

Reconciliation of Adjusted EBITDA to net income
Net income	$9.2	$13.1
Income tax expense	6.9	7.7
Interest expense	7.6	8.1
Interest income	(0.7)	(0.1)
Minority interest in earnings of
subsidiary	1.0	0.1
Gain on sale of investment	-	(5.8)
Extraordinary gain (net of minority
interest)	-	(0.9)
Other, net	0.7	(0.1)
Operating income	$24.7	$22.1
Depreciation/amortization	7.5	6.7
EBITDA	$32.2	$28.8
Restructuring and other charges	0.9	0.8
Non-cash equity compensation	2.0	1.3
Special bad debt
(recoveries)/provision - customer
insolvencies	(0.7)	1.0
Other, net	(0.7)	0.1
Adjusted EBITDA	$33.7	$32.0

Adjusted EBITDA by segment
Communications Cable	$21.9	$21.5
Magnet Wire and Distribution North
America	10.8	11.8
Magnet Wire and Distribution Europe	6.0	3.2
Copper Rod	0.2	-
Corporate	(4.9)	(5.0)
Other	(0.3)	0.5
Adjusted EBITDA	$33.7	$32.0

(1) Adjusted to a constant $3.00 COMEX copper cost per pound (or the equivalent Euro/kilogram LME value for our European operations)

Superior Essex Inc.
Detail of Special Items Impacting Net Income
Three Months Ended March 31
($ in millions, except per share data)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006

Gain on sale of investment in Essex
Electric	$-	$5.8
Extraordinary gain recognized on
purchase transaction (fair value of
net assets exceeded purchase price)	-	1.5
Special bad debt
recoveries/(provision) - customer
insolvencies	0.7	(1.0)
Financial restructuring costs	(0.1)	(0.1)
Facility restructuring costs	(0.4)	(0.7)
Other	(0.4)	-
Subtotal	$(0.2)	$5.5
Tax and minority interest impact of
above items	-	(1.7)
Total impact on net income	$(0.2)	$3.8
Total impact to earnings per diluted
share related to special items	$(0.01)	$0.22

Reconciliation of earnings per
diluted share to adjusted earnings
per diluted share
Earnings per diluted share	$0.45	$0.76
Impact of special items	$0.01	$(0.22)
Adjusted earnings per diluted share	$0.46	$0.54

SOURCE Superior Essex Inc.
-0-	05/03/2007
/CONTACT: Peggy Tharp, Superior Essex Inc., Director of Investor Relations, +1-770-657-6246/
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/Web site: http://www.superioressex.com /